Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS

•
Q4 2022 GAAP diluted EPS of $0.43 and adjusted diluted EPS of $0.40, compared to Q4 2021 GAAP diluted EPS of $0.22 and adjusted diluted EPS of $0.16.
•
Q4 2022 Sales were $429 million, compared to $360 million in Q4 2021.
•
FY 2022 GAAP diluted EPS of $1.49 and adjusted diluted EPS of $1.28, compared to FY 2021 GAAP diluted EPS of $0.19 and adjusted diluted EPS of $0.27.
•
FY 2022 sales were $1,578 million, compared to $1,325 million for FY 2021.
•
Free Cash Flow of $97 million in FY 2022.
•
Quarterly dividend increased 25% to $0.125 from $0.10.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2022	2021	% Change	2022	2021	% Change

Net Sales	$429.4	$360.3	19.2%	$1,577.7	$1,324.7	19.1%
Net sales change in constant currency			21.7%			21.7%
Operating Income	40.5	23.0	76.1%	175.2	51.8	238.2%
Net Income	37.0	18.9	95.8%	126.3	16.1	684.5%
Diluted net income per common share	$0.43	$0.22	95.5%	$1.49	$0.19	684.2%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$46.3	$25.2	83.7%	$163.3	$70.0	133.3%
As a % of sales	10.8%	7.0%		10.4%	5.3%
Adjusted Net Income	33.7	13.5	149.6%	108.8	23.2	369.0%
Adjusted diluted net income per share	$0.40	$0.16	150.0%	$1.28	$0.27	374.1%

STAMFORD, Conn. January 25, 2023 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter 2022 results including net sales of $429 million and adjusted diluted EPS of $0.40 per share.

Chairman, CEO and President Nick Stanage said, "We delivered the strongest sales quarter of the year as we managed to drive higher production levels to support the continuing robust recovery in the commercial aerospace market and as our business benefits from broad global strength in our space and defense markets. We delivered double-digit adjusted operating margins for the fourth quarter and for fiscal year 2022 as we focus on throughput and operational efficiencies. Based on our growth outlook, we have re-commenced construction to complete a new carbon fiber line at our Decatur, Alabama facility, which we paused at the beginning of 2020. The new line should be aerospace qualified in 2025 and will provide needed capacity based on forecasted growth."

Mr. Stanage continued, “Our markets are recovering strongly, and we are gaining new business as demand grows for lightweight composites that support enhanced performance while improving fuel efficiency and reducing emissions. Our 2023 financial guidance forecasts double-digit growth in both sales and adjusted earnings per share. Our cash generation profile remains compelling, and we are forecasting free cash flow above $140 million in 2023. Across our global footprint, the Hexcel team is focused on innovation and operational excellence to continue to drive shareholder value.”

Markets

Sales in the fourth quarter of 2022 were $429.4 million compared to $360.3 million in the fourth quarter of 2022.

Commercial Aerospace

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Commercial Aerospace sales of $256.2 million increased 28.3% (28.9% in constant currency) for the fourth quarter of 2022 compared to the fourth quarter of 2021 with growth in all the major platforms including the Airbus A350 and A320neo and the Boeing 787 and 737 MAX. Other Commercial Aerospace increased 44.6% for the fourth quarter of 2022 compared to the fourth quarter of 2021. Within Other Commercial Aerospace, business jet sales grew strongly along with growth in regional jets.

Space & Defense

•
Space & Defense sales of $126.5 million increased 19.5% (22.0% in constant currency) for the quarter compared to the fourth quarter of 2021 with broad global strength across the entire sector.

Industrial

•
Total Industrial sales of $46.7 million in the fourth quarter of 2022 decreased 14.6% (7.0% in constant currency) compared to the fourth quarter of 2021 as a result of lower wind energy sales.

Consolidated Operations

Gross margin for the fourth quarter of 2022 was 23.1% compared to 19.2% in the fourth quarter of 2021 as higher sales volume drove favorable operating leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the fourth quarter of 2022 were 12.3% compared to 12.2% for the fourth quarter of 2021. Adjusted operating income in the fourth quarter of 2022 was $46.3 million or 10.8% of sales, compared to $25.2 million, or 7.0% of sales in 2021. Other operating expense for both the fourth quarter of 2022 and 2021 included restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 40 basis points in the fourth quarter of 2022 compared to the fourth quarter of 2021.

FY 2022 Results

Sales for the full year of 2022 were $1,577.7 million compared to $1,324.7 million for 2021.

Commercial Aerospace (58% of sales)

•
Commercial Aerospace sales of $911.8 million increased 36.5% (37.4% in constant currency) for 2022 compared to 2021 led by growth from the Airbus A350 and A320neo programs. Other Commercial Aerospace increased 62.9% for 2022 compared to 2021 due to strong growth in business jets.

Space & Defense (29% of sales)

•
Space & Defense sales of $465.2 million increased 7.0% (8.9% in constant currency) for 2022 as compared to 2021,reflecting strength with fixed-wing aircraft globally, space, Sikorsky CH-53K, and civil helicopters, particularly in Europe. Lower legacy military rotorcraft sales partially offset the sales growth.

Industrial (13% of sales)

•
Total Industrial sales of $200.7 million decreased 9.4% (2.5% in constant currency) compared to 2021 as growth in recreation and other industrial markets was offset by lower wind energy sales.

Consolidated Operations

Gross margin for 2022 was 22.6% compared to 18.9% in the prior year strengthening on improved cost absorption from higher sales volume, partially offset by inflationary cost impacts. As a percentage of sales, selling, general and administrative and R&T expenses for 2022 were 12.3% compared to 13.6% for 2021. Adjusted operating income for 2022 was $163.3 million or 10.4% of sales, compared to $70.0 million, or 5.3% of sales in 2021. Other operating income for 2022 included a pre-tax net gain of $19.4 million from the previously announced sale of a facility in Dublin, California, partially offset by restructuring costs. Other operating expenses for 2021 included expenses primarily related to severance and restructuring. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points for 2022 compared to 2021.

Cash and other

•
The fourth quarter and full year tax expense for 2022 was $7.4 million and $31.6 million, respectively. The fourth quarter income tax expense included a tax benefit of $1.1 million resulting from a change in the jurisdictional mix of income compared to what was previously projected. The 2022 full year tax expense included a net discrete tax charge of $1.0 million primarily resulting from a true up of a deferred tax item partially offset by a discrete tax benefit from the adjustment to a provision based on the finalization of prior year tax returns. The fourth quarter and full year 2021 income tax expense was $4.3 million and $5.9 million, respectively. The 2021 full year tax expense included a net discrete charge primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities.
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Net cash provided by operating activities for 2022 was $173.1 million, compared to $151.7 million for 2021. Working capital was a cash use of $72.7 million for 2022 compared to $18.3 million for 2021. The increase in working capital is principally driven by our decision to hold higher raw material inventory buffer or safety stock to compensate for supply chain disruptions, in order to protect our customers and support their strong demand. The higher level of sales in the quarter also led to an increase in receivables. Capital expenditures on a cash basis were $76.3 million for 2022 compared to $27.9 million for 2021 with the increase reflecting two previously announced ongoing construction projects, including a new research and technology innovation center in Salt Lake City, Utah and the expansion of Hexcel’s engineered core operations in Morocco. Net cash used for investing activities for 2022, included the net proceeds of $21.2 million received from the sale of a facility in Dublin, California. Free cash flow was $96.8 million for 2022 compared to $123.8 million for 2021. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $69.8 million for 2022 compared to $41.4 million in 2021.
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The Company did not repurchase any common stock during 2022. The remaining authorization under the share repurchase program on December 31, 2022, was $217 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share payable to stockholders of record as of February 10, 2023, with a payment date of February 17, 2023.

2023 Guidance

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Sales of $1.725 billion to $1.825 billion
•
Adjusted diluted earnings per share of $1.70 to $1.90
•
Free cash flow of greater than $140 million
•
Accrual basis capital expenditures of approximately $90 million
•
Underlying effective tax rate is estimated to be 23%

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Hexcel will host a conference call at 10:00 a.m. ET, on January 26, 2023 to discuss fourth quarter and full-year 2022 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to regulatory clearances or the build rate of the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and timing of completion of capacity expansions and qualification of new products; expectations regarding our ability to improve and maintain margins; expectations regarding the sale of certain of our assets; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic and the impact of the conflict between Russia and Ukraine on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations or government policies; expectations with regard to cybersecurity measures taken to protect confidential and proprietary information and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2023 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of the COVID-19 pandemic and the conflict between

Russia and Ukraine, including continued disruption in global financial markets and supply chains, ongoing restrictions on movement and travel, employee absenteeism and labor shortages, and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to the timing of pending regulatory clearances for the Boeing 737 MAX and the Boeing 787, as well as due to the impact of the COVID-19 pandemic or other geopolitical events or conditions; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which may be exacerbated by the conflict between Russia and Ukraine; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing and cost levels, including cost inflation, as well as increasing energy prices resulting from the conflict between Russia and Ukraine; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of the conflict between Russia and Ukraine; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203) 352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net sales	$429.4	$360.3	$1,577.7	$1,324.7
Cost of sales	330.3	291.2	1,220.6	1,074.6
Gross margin	99.1	69.1	357.1	250.1
% Gross Margin	23.1%	19.2%	22.6%	18.9%

Selling, general and administrative expenses	40.8	32.3	148.0	135.0
Research and technology expenses	12.0	11.6	45.8	45.1
Other operating expense (income)	5.8	2.2	(11.9)	18.2
Operating income	40.5	23.0	175.2	51.8
Interest expense, net	9.2	9.2	36.2	38.3
Other income	(10.5)	(8.5)	(10.8)	(8.5)
Income before income taxes, and equity in earnings of affiliated companies	41.8	22.3	149.8	22.0
Income tax expense	7.4	4.3	31.6	5.9
Income before equity in earnings of affiliated companies	34.4	18.0	118.2	16.1
Equity in earnings from affiliated companies	2.6	0.9	8.1	-
Net income	$37.0	$18.9	$126.3	$16.1

Basic net income per common share:	$0.44	$0.22	$1.50	$0.19

Diluted net income per common share:	$0.43	$0.22	$1.49	$0.19

Weighted-average common shares:
Basic	84.5	84.2	84.4	84.1
Diluted	85.2	84.8	85.0	84.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2022	2021
Assets
Cash and cash equivalents	$112.0	$127.7
Accounts receivable, net	222.7	160.3
Inventories, net	319.3	245.7
Contract assets	32.0	30.5
Prepaid expenses and other current assets	38.9	39.5
Assets held for sale	9.5	12.6
Total current assets	734.4	616.3

Property, plant and equipment	3,087.9	3,110.0
Less accumulated depreciation	(1,430.1)	(1,363.9)
Net property, plant and equipment	1,657.8	1,746.1

Goodwill and other intangible assets, net	256.0	267.5
Investments in affiliated companies	47.6	44.6
Other assets	141.5	144.9
Total assets	$2,837.3	$2,819.4

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.2	$0.9
Accounts payable	155.5	113.2
Accrued compensation and benefits	69.6	54.4
Accrued liabilities	104.5	79.1
Total current liabilities	329.8	247.6

Long-term debt	723.3	822.4
Retirement obligations	42.7	52.6
Other non-current liabilities	187.3	211.3
Total liabilities	$1,283.1	$1,333.9

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.4 shares issued at December 31, 2022 and 110.1 shares issued at December 31, 2021	$1.1	$1.1
Additional paid-in capital	905.0	878.6
Retained earnings	2,104.9	2,012.5
Accumulated other comprehensive loss	(174.4)	(126.5)
	2,836.6	2,765.7

Less – Treasury stock, at cost, 26.2 shares at December 31, 2022 and 26.1 shares at December 31, 2021	(1,282.4)	(1,280.2)
Total stockholders' equity	1,554.2	1,485.5
Total liabilities and stockholders' equity	$2,837.3	$2,819.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2022	2021

Cash flows from operating activities
Net income	$126.3	$16.1
Reconciliation to net cash used for operating activities:
Depreciation and amortization	126.2	138.0
Amortization related to financing	0.7	3.1
Deferred income taxes	(3.1)	(2.6)
Equity in earnings from affiliated companies	(8.1)	-
Stock-based compensation	20.0	19.0
Merger and restructuring expenses, net of payments	(0.7)	(5.6)
Gain on sale of assets	(19.4)	-
Impairment of assets	1.6	-
Gain on sale of investments	(0.3)	-

Changes in assets and liabilities:
Increase in accounts receivable	(62.8)	(40.7)
Increase in inventories	(82.4)	(40.4)
(Increase) decrease in prepaid expenses and other current assets	(8.3)	13.0
Increase in accounts payable/accrued liabilities	80.8	49.8
Other - net	2.6	2.0
Net cash provided by operating activities (a)	173.1	151.7

Cash flows from investing activities
Capital expenditures (b)	(76.3)	(27.9)
Proceeds from sale of assets	21.2	-
Proceeds from sale of investments	0.5	-
Net cash used for investing activities	(54.6)	(27.9)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	50.0	-
Repayments of senior unsecured credit facilities	(150.0)	(103.0)
Repayment of finance lease obligation and other debt, net	(0.6)	(0.9)
Dividends paid	(33.7)	-
Activity under stock plans	4.3	7.1
Net cash used for financing activities	(130.0)	(96.8)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	(2.6)
Net (decrease) increase in cash and cash equivalents	(15.7)	24.4
Cash and cash equivalents at beginning of period	127.7	103.3
Cash and cash equivalents at end of period	$112.0	$127.7

Supplemental data:
Free Cash Flow (a)+(b)	96.8	123.8
Accrual basis additions to property, plant and equipment	69.8	41.4

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2022 and 2021				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$256.2	$199.7	28.3	$(0.9)	$198.8	28.9
Space & Defense	126.5	105.9	19.5	(2.2)	103.7	22.0
Industrial	46.7	54.7	(14.6)	(4.5)	50.2	(7.0)
Consolidated Total	$429.4	$360.3	19.2	$(7.6)	$352.7	21.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	59.7	55.4			56.4
Space & Defense	29.4	29.4			29.4
Industrial	10.9	15.2			14.2
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2022 and 2021				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$911.8	$668.2	36.5	$(4.8)	$663.4	37.4
Space & Defense	465.2	434.9	7.0	(7.7)	427.2	8.9
Industrial	200.7	221.6	(9.4)	(15.8)	205.8	(2.5)
Consolidated Total	$1,577.7	$1,324.7	19.1	$(28.3)	$1,296.4	21.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.8	50.5			51.2
Space & Defense	29.5	32.8			32.9
Industrial	12.7	16.7			15.9
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the fourth quarter and year ended December 31, 2021 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2022 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2022
Net sales to external customers	$354.3	$75.1	$-	$429.4
Intersegment sales	15.9	0.8	(16.7)	-
Total sales	370.2	75.9	(16.7)	429.4

Other operating expense (income)	5.9	(0.1)	-	5.8
Operating income (loss)	47.0	10.9	(17.4)	40.5
% Operating margin	12.7%	14.4%		9.4%

Depreciation and amortization	27.8	3.5	-	31.3
Stock-based compensation expense	1.3	0.3	3.2	4.8
Accrual based additions to capital expenditures	15.8	4.9	-	20.7

Fourth Quarter 2021
Net sales to external customers	$287.2	$73.1	$-	$360.3
Intersegment sales	13.9	0.6	(14.5)	-
Total sales	301.1	73.7	(14.5)	360.3

Other operating expense	1.5	0.6	0.1	2.2
Operating income (loss)	26.2	3.1	(6.3)	23.0
% Operating margin	8.7%	4.2%		6.4%

Depreciation and amortization	32.0	3.6	-	35.6
Stock-based compensation expense	4.8	1.1	(3.1)	2.8
Accrual based additions to capital expenditures	25.0	2.1	-	27.1

Year Ended December 31, 2022
Net sales to external customers	$1,279.7	$298.0	$-	$1,577.7
Intersegment sales	66.3	2.8	(69.1)	-
Total sales	1,346.0	300.8	(69.1)	1,577.7

Other operating expense (income)	7.5	-	(19.4)	(11.9)
Operating income (loss)	178.2	36.6	(39.6)	175.2
% Operating margin	13.2%	12.2%		11.1%

Depreciation and amortization	112.0	14.1	0.1	126.2
Stock-based compensation expense	5.8	1.6	12.6	20.0
Accrual based additions to capital expenditures	58.3	11.4	0.1	69.8

Year Ended December 31, 2021
Net sales to external customers	$1,019.4	$305.3	$-	$1,324.7
Intersegment sales	56.7	2.4	(59.1)	-
Total sales	1,076.1	307.7	(59.1)	1,324.7

Other operating expense	17.8	0.1	0.3	18.2
Operating income (loss)	88.1	20.2	(56.5)	51.8
% Operating margin	8.2%	6.6%		3.9%

Depreciation and amortization	123.4	14.5	0.1	138.0
Stock-based compensation expense	6.9	1.5	10.6	19.0
Accrual based additions to capital expenditures	35.7	5.7	-	41.4

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2022	2021	2022	2021
GAAP operating income	$40.5	$23.0	$175.2	$51.8
Other operating expense (income) (a)	5.8	2.2	(11.9)	18.2
Non-GAAP operating income	$46.3	$25.2	$163.3	$70.0

	Unaudited
	Quarters Ended December 31,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$37.0	$0.43	$18.9	$0.22
Other operating expense, net of tax (a)	5.1	0.06	1.7	0.02
Other income (b)	(8.1)	(0.09)	(6.6)	(0.08)
Tax benefit (c)	(0.3)	-	(0.5)	-
Non-GAAP	$33.7	$0.40	$13.5	$0.16

	Unaudited
	Years Ended December 31,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$126.3	$1.49	$16.1	$0.19
Other operating (income) expense, net of tax (a)	(10.1)	(0.12)	13.4	0.16
Other income (b)	(8.4)	(0.10)	(6.6)	(0.08)
Tax expense (c)	1.0	0.01	0.3	-
Non-GAAP	$108.8	$1.28	$23.2	$0.27

	Unaudited
	Years Ended December 31,
(In millions)	2022	2021
Net cash provided by operating activities	$173.1	$151.7
Less: Capital expenditures	(76.3)	(27.9)
Free cash flow (non-GAAP)	$96.8	$123.8

(a)
The year ended December 31, 2022 included a net gain of $19.4 million from the sale of the Dublin, California facility. Both the quarter and year ended December 31, 2022 were impacted by restructuring costs including amounts associated with the closure of our Tianjin, China wind facility and an impairment charge for our Windsor facility held for sale. The quarter and year ended December 31, 2021 included a charge for incentives related to employee vaccinations as well as restructuring costs. The full year 2021 also included a benefit related to the reduction of a contingent liability.
(b)
For both 2022 and 2021 , the fourth quarter and full year included the receipt of $10.5 million related to the Aviation Manufacturing Jobs Protection program. The fourth quarter and full year of 2021 also included a dispute resolution payment.
(c)
The quarter ended December 31, 2022 included a discrete tax benefit from the adjustment to our provision based on the finalization of prior year tax returns. The year ended December 31, 2022 also included a discrete tax charge resulting from the true-up of a deferred tax item. The quarter ended December 31, 2021 included a discrete tax benefit resulting from the expiration of items related to uncertain tax positions. The full year for 2021 included a net discrete charge of $0.3 million primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share, the adjusted tax rate, and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	December 31,	December 31,
(In millions)	2022	2021	2020

Current portion finance lease	$0.2	$0.9	$0.9
Total current debt	0.2	0.9	0.9

Senior unsecured credit facility	25.0	125.0	228.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.9)	(1.2)	(1.5)
Senior notes deferred financing costs	(2.2)	(2.9)	(3.5)
Other debt	1.4	1.5	2.5
Total long-term debt	723.3	822.4	925.5
Total Debt	723.5	823.3	926.4
Less: Cash and cash equivalents	(112.0)	(127.7)	(103.3)
Total debt, net of cash	$611.5	$695.6	$823.1